Exhibit 23.1


The Board of Directors
Carrollton Bancorp
7151 Columbia Gateway Drive, Suite A
Columbia, Maryland  21046

            Consent of Independent Registered Public Accounting Firm

         We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3, Registration No. 333-157891, of Carrollton Bancorp our report dated March 3, 2009, relating to the audits of the consolidated financial statements appearing in the 2008 Annual Report on Form 10-K of Carrollton Bancorp which is incorporated by reference in the Prospectus, which is part of this Registration Statement.

         We also consent to the reference of our firm name under the caption "Experts" in the Memorandum.

 /s/ Rowles & Company, LLP
 -------------------------

Baltimore, Maryland
April 2, 2009

         101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
                          410-583-6990 FAX 410-583-7061
                             Website: www.Rowles.com